Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Total Retail New Vehicle Unit Sales of 27,199 in March 2013

•	Total retail new vehicle unit sales in March 2013 increased 7% versus March 2012

•	On a daily selling rate basis, AutoNation’s total retail new vehicle unit sales increased 11%
FORT LAUDERDALE, Fla., April 3, 2013 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its total retail new vehicle unit sales in March 2013, as reported to the applicable automotive manufacturers, were 27,199, an increase of 7% as compared to March 2012. Same-store retail new vehicle unit sales in March 2013 were 26,441, an increase of 4% as compared to March 2012. Total retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	8,448 for Domestic, up 6% versus March 2012,

•	13,789 for Import, up 4% versus March 2012, and

•	4,962 for Premium Luxury, up 15% versus March 2012.
There were 27 selling days in March 2013 compared to 28 selling days in March 2012. AutoNation expects to report April 2013 retail new vehicle unit sales on Thursday, May 2, 2013.
For the first quarter of 2013, AutoNation’s total retail new vehicle unit sales as reported to the applicable automotive manufacturers increased 10%, with Domestic up 12%, Import up 6%, and Premium Luxury up 19%, in each case as compared to the first quarter of 2012. Same-store retail new vehicle unit sales as reported to the applicable automotive manufacturers increased 7% compared to the first quarter of 2012.

The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 264 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer.

Please visit investors.autonation.com, www.autonation.com, www.facebook.com/autonation, www.twitter.com/autonation, and www.twitter.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its sales, and its business.